Pricing Supplement dated September 23, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$1,800,000

AutoCallable Contingent Coupon Notes due September 26, 2031

Linked to the Least Performing of the S&P 500® Futures Excess Return Index and the Nasdaq-100 Futures Excess ReturnTM Index

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 23, 2026
Issue Date:	September 28, 2026
Final Valuation Date:*	September 23, 2031
Maturity Date:*	September 26, 2031
Reference Assets:

The S&P 500® Futures Excess Return Index (the “SPXFP Index”) and the Nasdaq-100 Futures Excess ReturnTM Index (the “NDXNQER Index”), as set forth in the following table:

Reference Asset

Bloomberg Ticker

Initial Value **

Call Value

Coupon Barrier Value

Barrier Value

SPXFP Index

SPXFP <Index>

617.82

617.82

463.37

370.69

NDXNQER Index

NDXNQER <Index>

802.4349

802.4349

601.83

481.46

The SPXFP Index and the NDXNQER Index are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:

If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon and/or Unpaid Coupon Amounts that may be payable on such date) determined as follows:

■If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

■If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	0.25%	99.75%
Total	$1,800,000	$1,800,000	$4,500	$1,795,500

(1)Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $997.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $984.00 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(3)Barclays Capital Inc. will receive commissions from the Issuer of $2.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-15 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Automatic Call:

The Notes cannot be redeemed for approximately the first year after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the Notes will be automatically redeemed for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Contingent Coupons and Unpaid Coupon Amounts:

$26.00 per $1,000 principal amount Note, which is 2.60% of the principal amount per Note (rounded to four decimal places, as applicable) (based on 10.40% per annum rate)

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, a Contingent Coupon will become payable on the related Contingent Coupon Payment Date.

If a Contingent Coupon does not become payable with respect to an Observation Date (i.e., because the Closing Value of any Reference Asset on such Observation Date is less than its respective Coupon Barrier Value), the Contingent Coupon that would have otherwise been payable with respect to such Observation Date will become an “Unpaid Coupon Amount”

On each Contingent Coupon Payment Date, if a Contingent Coupon is payable on such date, you will receive:

■the Contingent Coupon that is payable on such Contingent Coupon Payment Date; plus

■any Unpaid Coupon Amounts that have not already been paid on a previous Contingent Coupon Payment Date

If a Contingent Coupon is not payable with respect to an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date, nor will you receive any Unpaid Coupon Amounts that accrued on any prior Observation Date

Observation Dates:*

December 23, 2026, March 23, 2027, June 23, 2027, September 23, 2027, December 23, 2027, March 23, 2028, June 23, 2028, September 25, 2028, December 26, 2028, March 23, 2029, June 25, 2029, September 24, 2029, December 24, 2029, March 25, 2030, June 24, 2030, September 23, 2030, December 23, 2030, March 24, 2031, June 23, 2031 and the Final Valuation Date

Contingent Coupon Payment Dates:*

December 31, 2026, March 30, 2027, June 30, 2027, September 30, 2027, December 30, 2027, March 30, 2028, June 30, 2028, October 2, 2028, January 3, 2029, March 30, 2029, July 2, 2029, October 1, 2029, January 2, 2030, April 1, 2030, July 1, 2030, September 30, 2030, December 31, 2030, March 31, 2031, June 30, 2031 and the Maturity Date

Call Valuation Dates:*

September 23, 2027, December 23, 2027, March 23, 2028, June 23, 2028, September 25, 2028, December 26, 2028, March 23, 2029, June 25, 2029, September 24, 2029, December 24, 2029, March 25, 2030, June 24, 2030, September 23, 2030, December 23, 2030, March 24, 2031 and June 23, 2031.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs.
Initial Value:**	With respect to each Reference Asset, the Closing Value on September 22, 2026, as set forth in the table above
Call Value:	With respect to each Reference Asset, 100.00% of its Initial Value, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 75.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Barrier Value:	With respect to each Reference Asset, 60.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:

$1,000 per $1,000 principal amount Note that you hold, plus (i) the Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:	The term “Closing Value” means the closing level of the applicable Reference Asset, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06749L3F1 / US06749L3F12

*Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**The Initial Value for each Reference Asset is equal to its Closing Value on September 22, 2026. The Initial Values are not based on the Closing Value of any Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

●Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

●Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-15 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

●You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons and Unpaid Coupon Amounts, if any, paid on the Notes.

●You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

●You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or below its Barrier Value on the Final Valuation Date.

●You understand and accept that you will not have any rights with respect to the futures contracts composing each Reference Asset or be entitled to receive dividends or distributions that may be paid to holders of the securities composing the reference index of those futures contracts (the “Reference Index”), nor will you have any voting rights with respect to the securities composing any Reference Index.

●You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of any Reference Asset is less than its Barrier Value.

●You understand and accept the risk that you will not receive any Unpaid Coupon Amounts unless a Contingent Coupon becomes payable on a subsequent Observation Date.

●You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

●You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.

●You are willing and able to assume our credit risk for all payments on the Notes.

●You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

●You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to the Contingent Coupons and Unpaid Coupon Amounts, if any, paid on the Notes.

●You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

●You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset will fall below its Barrier Value.

●You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

PS–6

●You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons (and thus, Unpaid Coupon Amounts) and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

●You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.

●You seek an investment that entitles you to rights with respect to the futures contracts composing each Reference Asset or to dividends or distributions on, or voting rights related to, the securities composing that Reference Index.

●You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.

●You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

●You are unwilling or unable to assume our credit risk for all payments on the Notes.

●You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

The Notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Futures Index as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPONS AND UNPAID COUPON AMOUNTS THAT MAY BE PAYABLE DURING THE TERM OF THE NOTES

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon and/or any Unpaid Coupon Amounts on hypothetical Contingent Coupon Payment Dates during the term of the Notes. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and assume that the Notes are not redeemed prior to scheduled maturity.

Example 1: A Contingent Coupon is payable with respect to each Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	No	$26.00	N/A	$26.00
2	No	$26.00	N/A	$26.00
3 - 19	With respect to each Observation Date, No	$26.00	N/A	$26.00
20	No	$26.00	N/A	$26.00

Because the Closing Value of each Reference Asset on each Observation Date is greater than or equal to its Coupon Barrier Value, a Contingent Coupon becomes payable on each Contingent Coupon Payment Date. The total amount of Contingent Coupons that you receive is $520.00 per $1,000 principal amount Note, the maximum possible amount of Contingent Coupons that you may receive.

Example 2: A Contingent Coupon is payable with respect to some Observation Dates but not with respect to other Observation Dates.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	Yes	$0.00	$26.00	$0.00
2	No	$26.00	N/A	$52.00
3 - 19	With respect to each Observation Date, No	$26.00	N/A	$26.00
20	Yes	$0.00	$26.00	$0.00

The total amount of Contingent Coupons that you receive is $494.00 per $1,000 principal amount Note, which includes an Unpaid Coupon Amount of $26.00 accrued in respect of the first Observation Date and payable on the second Contingent Coupon Payment Date.

This example is intended to illustrate how Unpaid Coupon Amounts may or may not become payable during the term of the Notes. No Contingent Coupons are payable with respect to the first and twentieth Observation Dates because the Closing Value of at least one Reference Asset on each such date is less than its Coupon Barrier Value. Because no Contingent Coupon ever becomes payable after the twentieth Observation Date, you will never receive the related Unpaid Coupon Amounts for the remaining Observation Dates after the twentieth Observation Date.

Example 3: No Contingent Coupons are payable with respect any Observation Dates.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	Yes	$0.00	$26.00	$0.00
2	Yes	$0.00	$26.00	$0.00
3 - 19	With respect to each Observation Date, Yes	$0.00	$26.00	$0.00
20	Yes	$0.00	$26.00	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. Because no Contingent Coupon is payable on any Contingent Coupon Payment Date, you will not receive any Contingent Coupons, nor will you receive any Unpaid Coupon Amounts that have accrued.

This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

■For each Observation Date that is not also a Call Valuation Date, the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value. Accordingly, you will NOT receive Contingent Coupons on those Observation Dates, unless indicated otherwise below.

Example 1: The Notes are redeemed on the first Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$26.00	N/A	$1,104.00

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.40%.

Example 2: The Notes are redeemed on the third Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	Yes	$26.00	N/A	$26.00
2	No	Yes	$26.00	N/A	$26.00
3	No	No	$26.00	N/A	$1,026.00**

** Any Unpaid Coupon Amount has been paid on a previous Contingent Coupon Payment Date.

Because the Closing Value of each Reference Asset on the third Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 15.60%.

Example 3: The Notes are redeemed on the final Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00	$26.00	$0.00
2 - 15	With respect to each Call Valuation Date, Yes	With respect to each Call Valuation Date, Yes	$0.00	$26.00	$0.00
16	No	No	$26.00	N/A	$1,494.00**

** Assumes NO Contingent Coupons have been previously paid. Accordingly, this amount includes the Contingent Coupon that is payable on this Contingent Coupon Payment Date plus the Unpaid Coupon Amounts that have accrued.

Because the Closing Value of each Reference Asset on the final Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date. Example 3 demonstrates that the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on each Observation Date prior to the final Call Valuation Date. Accordingly, no Contingent Coupons are payable on the Notes until the final Call Valuation Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 49.40%.

Each of the examples above demonstrate that the return on the Notes upon an Automatic Call will be limited to the Contingent Coupons, if any, that may be payable on the Notes up to and including the applicable Call Settlement Date.

Each of the examples above demonstrate that the return on your Notes will be limited to the Contingent Coupons and any Unpaid Coupon Amounts that may be payable on the Notes. Each of these examples also demonstrate that, if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If a Contingent Coupon does not become payable with respect to an Observation Date (and instead becomes an Unpaid Coupon Amount), you will receive payment of such amount only if a Contingent Coupon becomes payable with respect to a future Observation Date. If a Contingent Coupon fails to become payable with respect to an Observation Date, and if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on each subsequent Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Value of any Reference Asset is less than its Coupon Barrier Value on each Observation Date, you will not receive any coupon payments during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

■Hypothetical Initial Value of each Reference Asset: 100.00*

■Hypothetical Coupon Barrier Value for each Reference Asset: 75.00 (75.00% of the hypothetical Initial Value set forth above)*

■Hypothetical Barrier Value for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Value set forth above)*

■You hold the Notes to maturity, and the Notes are NOT redeemed prior to scheduled maturity.

* The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 75.00 and the hypothetical Barrier Value of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value		Reference Asset Return
SPXFP Index (Reference Asset A)	NDXNQER Index (Reference Asset B)	SPXFP Index (Reference Asset A)	NDXNQER Index (Reference Asset B)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
140.00	145.00	40.00%	45.00%	40.00%	$1,000.00
135.00	130.00	35.00%	30.00%	30.00%	$1,000.00
120.00	125.00	20.00%	25.00%	20.00%	$1,000.00
112.00	110.00	12.00%	10.00%	10.00%	$1,000.00
100.00	105.00	0.00%	5.00%	0.00%	$1,000.00
140.00	90.00	40.00%	-10.00%	-10.00%	$1,000.00
80.00	102.00	-20.00%	2.00%	-20.00%	$1,000.00
70.00	105.00	-30.00%	5.00%	-30.00%	$1,000.00
65.00	60.00	-35.00%	-40.00%	-40.00%	$1,000.00
135.00	50.00	35.00%	-50.00%	-50.00%	$500.00
150.00	40.00	50.00%	-60.00%	-60.00%	$400.00
40.00	30.00	-60.00%	-70.00%	-70.00%	$300.00
20.00	55.00	-80.00%	-45.00%	-80.00%	$200.00
50.00	10.00	-50.00%	-90.00%	-90.00%	$100.00
0.00	105.00	-100.00%	5.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of Reference Asset A is 135.00 and the Final Value of Reference Asset B is 130.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) any Contingent Coupon that may otherwise be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 2: The Final Value of Reference Asset A is 140.00 and the Final Value of Reference Asset B is 90.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) any Contingent Coupon that may otherwise be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 3: The Final Value of Reference Asset A is 70.00 and the Final Value of Reference Asset B is 105.00.

Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date, nor will you receive any accrued Unpaid Coupon Amounts.

Example 4: The Final Value of Reference Asset A is 135.00 and the Final Value of Reference Asset B is 50.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -50.00%] = $500.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon, nor will you receive any accrued Unpaid Coupon Amounts on the Maturity Date.

Example 4 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

●Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●Potential Return is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset — The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes (whether paid as Contingent Coupons on the Contingent Coupon Payment Date following an Observation Date or as Unpaid Coupon Amounts on a subsequent Contingent Coupon Payment Date). You will not participate in any appreciation in the value of any Reference Asset, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

●You May Not Receive Any Contingent Coupon Payments on the Notes — The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date and you will only receive the related Unpaid Coupon Amount if a Contingent Coupon becomes payable on a future Observation Date. If a Contingent Coupon fails to become payable on an Observation Date (and instead becomes an Unpaid Coupon Amount), and no Contingent Coupon becomes payable on any future Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

●Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons (or Unpaid Coupon Amount(s)) and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset — The risk that you will not receive any Contingent Coupons (or Unpaid Coupon Amount(s))  and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons (or Unpaid Coupon Amount(s))  and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Reference Assets will be over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

●You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Assets. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Value of that Reference Asset will be less than its Barrier Value.

Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will (a) not receive coupon payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive coupon payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

●Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive any coupon payments that may be payable under the Notes could be as short as approximately one year.

The Redemption Price that you would receive on a Call Settlement Date, together with any coupon payments that you may have received prior to the Call Settlement Date, may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.

●Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

●Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

●Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Assets

●Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Reference Asset or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

●Each Reference Asset Reflects the Price Return of the Securities Composing that Reference Asset, Not the Total Return — The return on the Notes is based on the performance of the Reference Assets, which reflects changes in the market prices of the securities composing the Reference Assets. The Reference Assets are not “total return” indices that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Reference Asset. Accordingly, the return on the Notes will not include such a total return feature.

●The Performance of each Reference Asset Will Differ from the Performance of its Reference Index — A variety of factors can lead to a disparity between the performance of an equity index futures contract and its reference index, including the expected dividend yields of the equity securities included in the reference index, an implicit financing cost associated with the futures contract and policies of the exchange on which the futures contracts are traded, such as margin requirements. A decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the Reference Assets. In addition, the implicit financing cost will negatively affect the performance of the Reference Assets, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, each Reference Asset is likely to underperform its Reference Index, perhaps significantly.

●Negative Roll Returns Associated with the Futures Contracts Composing each Reference Asset May Adversely Affect the Level of said Reference Asset and the Value of the Notes — Unlike equity securities, the futures contracts composing each Reference Asset, by their terms, have stated expirations. As the futures contracts composing each Reference Asset approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, a futures contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns on the futures contracts composing each Reference Asset and, therefore, the value of each Reference Asset and any payments on, and the value of, the Notes. Because of the potential effects of negative roll returns, it is possible for the value of each Reference Asset to decrease significantly over time, even when the levels of its Reference Index are stable or increasing.

●Each Reference Asset Is Subject to Significant Risks Associated with Futures Markets — Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the value of each Reference Asset. These factors and others can cause the prices of the futures contracts composing each Reference Asset to be volatile and could adversely affect the value of that Reference Asset and any payments on, and the value of, your Notes.

●Adjustments to Any Reference Asset Could Adversely Affect the Value of the Notes — The sponsor of any Reference Asset may add, delete, substitute or adjust the securities composing that Reference Asset or make other methodological changes to that Reference Asset that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of that Reference Asset in the event of certain material changes in or modifications to that Reference Asset. In addition, the sponsor of any Reference Asset may also discontinue or suspend calculation or publication of that Reference Asset at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to that Reference Asset or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Reference Asset. Any of these actions could adversely affect the value of any Reference Asset and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities—Some of the equity securities composing the Reference Index of the NDXNQER Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks Relating to Conflicts of Interest

●We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including those described in the accompanying prospectus supplement and this pricing supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

●The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

●Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

othe market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;

ocorrelation (or lack of correlation) of the Reference Assets;

othe time to maturity of the Notes;

ointerest and yield rates in the market generally;

oa variety of economic, financial, political, regulatory or judicial events;

osupply and demand for the Notes; and

oour creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

S&P 500® Futures Excess Return Index

The SPXFP Index measures the performance of a rolling position in the nearest maturing quarterly E-mini® S&P 500® futures contracts trading on the Chicago Mercantile Exchange. E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPXFP Index, please see “Indices—The S&P® 500 Futures Excess Return Index” in the accompanying underlying supplement.

Historical Performance of the SPXFP Index

The graph below sets forth the historical performance of the SPXFP Index based on the daily Closing Value from January 4, 2021 through September 23, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the S&P 500® Futures Excess Return Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Nasdaq-100 Futures Excess ReturnTM Index

The NDXNQER Index measures the performance of a rolling position in the nearest expiring quarterly E-mini® Nasdaq-100® futures contracts trading on the Chicago Mercantile Exchange. E-mini® Nasdaq-100® futures contracts are U.S. dollar-denominated futures contracts based on the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDXNQER Index, see Annex A in this pricing supplement.Historical Performance of the NDXNQER Index

The graph below sets forth the historical performance of the NDXNQER Index based on the daily Closing Value from January 4, 2021 through September 23, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Nasdaq-100 Futures Excess Return Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

Annex A

THE NASDAQ-100 FUTURES EXCESS RETURN™ INDEX

All information contained in this pricing supplement regarding the Nasdaq-100 Futures Excess ReturnTM Index (the “NDX Futures Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The NDX Futures Index is calculated, maintained and published by Nasdaq. Nasdaq has no obligation to continue to publish, and may discontinue the publication of, the NDX Futures Index.

The Base Value of the NDX Futures Index was set equal to 100.00 on September 30, 1999 (the “Index Base Date”). The NDX Futures Index has been calculated on a live basis since April 1, 2024.

The NDX Futures Index is reported by Bloomberg under the ticker symbol “NDXNQER.”

The NDX Futures Index measures the performance of a rolling position in the nearest expiring quarterly E-mini® Nasdaq-100® futures contracts (Symbol: NQ) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “Exchange”). The Underlying Futures Contracts are U.S. dollar-denominated futures contracts based on the Nasdaq-100 Index®. For more information about the Nasdaq-100 Index®, see “Indices — The Nasdaq-100 Index®” in the accompanying underlying supplement. The NDX Futures Index is an “excess return” index, meaning that its performance is based solely on changes in the prices of the Underlying Futures Contracts and positive or negative yields obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. An excess return index is distinct from a total return index, which, in addition to reflecting those price and roll returns, would also reflect interest on a hypothetical cash position collateralizing the Underlying Futures Contracts.

Index Rolling

As each Underlying Futures Contract approaches expiration, it is replaced by the next expiring Underlying Futures Contract in a process referred to as “rolling.” The rolling of the NDX Futures Index occurs quarterly over a three-day rolling period (the “Roll Period”) every March, June, September and December, effective after the close of trading on the fifth, fourth and third Index Calculation Day (as defined below) (each, a “Roll Day”) preceding the last trading date of the expiring Underlying Futures Contract. The number of units over the Roll Period will change equally each day as illustrated below, provided that there is no Index Market Disruption Event (as described under “— Index Market Disruption Events” below) on a Roll Day (a “Roll Day Disruption”).

Roll Period Day	Proportion of Current Contract	Proportion of Next Contract
Day 1	2/3	1/3
Day 2	1/3	2/3
Day 3	0	1

On any scheduled Roll Day during the Roll Period, the occurrence of any Index Market Disruption Event below will result in a Roll Day Disruption and an adjustment to the Roll Period such that no changes to the units of the current or next contract will occur until such time as the Roll Day Disruption is no longer occurring. After the Roll Day Disruption ends, on the next day during the Roll Period, the unit proportions between the current contract and the next contract will “catch up” to where they would have been in the absence of a disruption, as illustrated below.

Roll Period Day	Proportion of Current Contract	Proportion of Next Contract
Day 1*	1	0
Day 2**	1/3	2/3
Day 3	0	1

*Disruption occurs on Day 1 of the Roll Period; no changes are made to the proportion of the units of the current contract and the next contract.

**Day 2’s proportions are identical to where they would have been in the absence of a disruption on Day 1 of the Roll Period.

Index Market Disruption Events

Each of the below described events is an “Index Market Disruption Event” for the purposes of this description.

PS–24

●Trading Disruption: Any unscheduled closure of the Exchange; a material suspension, limitation or disruption of trading on the Exchange; a failure of the Exchange to publish the relevant price, level, value or other information; a halt in trading, such as a circuit breaker or other exchange-imposed halt; or any other event that materially affects the ability of market participants to trade, effect transactions in, maintain or unwind positions in that futures contract.

●Exchange Disruption: Any exchange related event that disrupts or impairs the ability of market participants to effect transactions or obtain market values or price discovery of a component used directly or indirectly in the NDX Futures Index.

●Price Failure: Any event that impairs or prevents the ability of Nasdaq to obtain a relevant price, level, rate, value or any other information from an exchange or other source necessary, on a timely basis and in a manner acceptable to Nasdaq, in order to perform the calculation of the NDX Futures Index.

●Inaccurate Data: The price or value of a component that has been calculated by reference to data that, in the determination of the Nasdaq, is inaccurate, incomplete and/or does not adequately reflect the true market price or value of such component.

●Force Majeure: Any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, or restrictions due to emergency powers enforced by federal, state or local government agencies), that is beyond the reasonable control of Nasdaq and that Nasdaq determines, in its sole discretion, affects the NDX Futures Index, a component of the NDX Futures Index, any input data required to calculate the NDX Futures Index, or that prevents the ability of Nasdaq to calculate the NDX Futures Index.

●General Moratorium: Nasdaq observes on any day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction.

Index Calculations

The closing level of the NDX Futures Index on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding Index Calculation Day (defined as each weekday that is not a scheduled holiday according to Nasdaq’s publicly available index holiday schedule). Additionally, on each Roll Day during the quarterly Roll Period, the closing level of the NDX Futures Index reflects the proportional change from the daily contract price of the expiring Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next expiring Underlying Futures Contract on that Roll Day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the Exchange. If an Index Market Disruption Event occurs (as defined under “— Index Rolling — Index Market Disruption Events” above) or is occurring on an Index Calculation Day that Nasdaq determines materially affects the NDX Futures Index, Nasdaq may:

●Delay the calculation of the NDX Futures Index and halt the dissemination of the value of the NDX Futures Index and/or other information relating to the NDX Futures Index until such time, which may be a subsequent Index Calculation Day, that Nasdaq determines that such Index Market Disruption Event is no longer occurring.

●Determine a good faith estimate of any affected or missing input data required to calculate the NDX Futures Index or the value of the NDX Futures Index for such Index Calculation Day or time for such Index Calculation Day.

Index Corrections and Recalculations

Nasdaq reserves the right to recalculate an index at its discretion in the event that settlement prices are amended or upon the occurrence of a missed index methodology event (deviation from what is stated in the methodology document).

Index Governance

The NDX Futures Index is managed by a governance committee structure. The Index Oversight Committee is responsible for the oversight of the index determination process and the overall governance of Nasdaq Index Solutions, LLC as the index administrator, including review and approval of the control framework, certain policies and procedures, certain methodologies and methodology changes and other index management oversight. Nasdaq Index Solutions, LLC has established the Index Management Committee to provide management and implementation of established governance practices across all aspects of Nasdaq index administration activity. The Index Management Committee meets at least monthly and is responsible for ensuring Nasdaq indices are designed, maintained, calculated and disseminated in accordance with their methodologies.

License Agreement

The Notes are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representations or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly, or the ability of the NDX Futures Index to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC with respect to the NDX Futures Index is in the licensing of Nasdaq®, Nasdaq-100® and Nasdaq-100 Index® trademarks or service marks, and certain trade names of the Corporations and the use of the NDX Futures Index which is determined, composed and calculated by Nasdaq without regard to Barclays Bank PLC or the Notes. Nasdaq has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing and calculating the NDX Futures Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE UNDERLYING FUTURES CONTRACTS

E-mini® Nasdaq-100® futures contracts are U.S. dollar-denominated futures contracts, based on the Nasdaq-100 Index®, traded on the Exchange, representing a contract unit of $20 multiplied by the index level of the Nasdaq-100 Index®, measured in U.S. dollars and cents per index point.

E-mini® Nasdaq-100® futures contracts are available with expiry months of March, June, September and December, and at any time E-mini® Nasdaq-100® futures contracts are listed for the nearest six consecutive quarters, two additional June contract months and four additional December contract months. Trading of E-mini® Nasdaq-100® futures contracts terminates at 9:30 a.m. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini® Nasdaq-100® futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity in lead month-second month spread contracts) on the Exchange during a specified settlement period. The final settlement price of E-mini® Nasdaq-100® futures contracts is a special opening quotation of the Nasdaq-100 Index® to be determined by Nasdaq based on the Nasdaq Official Opening Price of the component stocks in the Nasdaq-100 Index®, determined on the third Friday of the contract month or, if the Nasdaq-100 Index® is not scheduled to be published for that day, on the first earlier day for which it is scheduled to be published.

OVERVIEW OF FUTURES MARKETS

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. The futures contracts included in the NDX Futures Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on designated contract markets. At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike equity securities, futures contracts, by their terms, have stated expirations. At a specific point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a futures contract expiring in November who wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell the November contract, which serves to close out the existing long position, and buy a futures contract expiring in December. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain